UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2008

EQUITY MEDIA HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51418	20-2763411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Shackleford Drive, Suite 400 Little Rock, Arkansas	72211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 219-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On November 28, 2008 the Company was notified that due to defaults existing under its loan documents with certain lenders, the lenders have declared all commitments under the loan documents terminated and the loans and all other obligations under the loan documents immediately due and payable by the Company and its subsidiaries, as borrowers. The amount currently due pursuant to this notice is approximately $41,500,000.

The default notice relates specifically to the Company’s Restated Credit Agreement dated as of February 13, 2008, as amended and supplemented by a certain first amendment to Third Amended and Restated Credit Agreement and Forbearance Agreement dated as of March 19, 2008, a certain second amendment to Third Amended and Restated Credit Agreement and Forbearance Agreement dated as of April 28, 2008, a certain third amendment to Third Amended and Restated Credit Agreement and Forbearance Agreement, dated as of June 24, 2008, among the borrowers party thereto, the lenders party thereto, Silver Point Finance, LLC and Wells Fargo Foothill, Inc., as collateral agent.

On December 2, 2008, Silver Point Finance, LLC filed an action against the Company and certain of its subsidiaries seeking, among other relief, an appointment of a receiver to take possession of the Company for purposes of preserving the value of the Company’s assets. The Company is currently evaluating its potential responses to this action.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits:

10.1 Form of Acceleration of Loans under Credit Agreement document

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY MEDIA HOLDINGS CORPORATION

December 4, 2008	By:	/s/ Patrick G. Doran
Patrick G. Doran
Chief Financial Officer